Exhibit 99.2

eSilicon Corporation Consolidated Financial Statements Year Ended March 31, 2019

eSilicon Corporation

Consolidated Financial Statements

Year Ended March 31, 2019

eSilicon Corporation

Contents

Independent Auditor’s Report	3 - 4

Consolidated Financial Statements

Consolidated Balance Sheet	6

Consolidated Statement of Operations	7

Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit	8

Consolidated Statement of Cash Flows	9

Notes to Consolidated Financial Statements	10 – 39

Tel: 408-278-0220 Fax: 408-278-0239 www.bdo.com	300 Park Ave., Suite 900 San Jose, CA 95110

Independent Auditor’s Report

Board of Directors

eSilicon Corporation

San Jose, California

We have audited the accompanying consolidated financial statements of eSilicon Corporation and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of March 31, 2019, and the related consolidated statement of operations, convertible preferred stock and stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

Our audit involved performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. Our audit also included evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eSilicon Corporation and its subsidiaries as of March 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/BDO USA, LLP

October 9, 2019

Consolidated Financial Statements

eSilicon Corporation

Consolidated Balance Sheet
(In thousands, except share data)

As of March 31,	2019
Assets
Current Assets:
Cash and cash equivalents	$15,510
Accounts receivable, net	15,052
Inventories	9,106
Unbilled receivables	26
Deferred contract costs	447
Prepaid expenses and other current assets	8,575
Total Current Assets	48,716
Property and equipment, net	9,669
Intangible assets, net	647
Goodwill	11,368
Deferred tax and other non-current assets	1,279
Total Assets	$71,679
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$9,775
Line of credit	12,040
Long-term debt, current portion	7,286
Accrued contract costs	495
Accrued liabilities	16,098
Deferred research and development reimbursement	2,633
Deferred revenue	20,154
Total Current Liabilities	68,481
Long-term debt, net of current portion	3,729
Convertible preferred stock warrant liability	1,913
Deferred tax and other non-current liabilities	2,422
Total Liabilities	76,545
Commitments and Contingencies (Note 7)
Convertible Preferred Stock:
Series A, $0.0005 par value. Authorized, issued, and outstanding, 10,100,000 shares; aggregate liquidation preference of $5,050	5,050
Series B, $0.0005 par value. Authorized, issued, and outstanding, 8,813,948 shares; aggregate liquidation preference of $18,950	18,950
Series C, $0.0005 par value. Authorized, issued, and outstanding, 29,900,000 shares; aggregate liquidation preference of $16,746	16,746
Series D, $0.0005 par value. Authorized, issued, and outstanding, 16,856,411 shares; aggregate liquidation preference of $9,443	9,443
Series E-1, $0.0005 par value. Authorized, issued and outstanding, 35,318,487 shares; aggregate liquidation preference of $21,010	20,888
Series F, $0.0005 par value. Authorized, 27,641,310 shares; issued and outstanding, 25,987,442 shares; aggregate liquidation preference of $24,072	25,254
Series G-1, $0.0005 par value. Authorized, 30,036,635 shares; issued and outstanding, 14,262,914 shares; aggregate liquidation preference of $14,406	14,006
Series H, $0.0005 par value. Authorized, 65,841,586 shares; issued and outstanding, 57,277,229 shares; aggregate liquidation preference of $86,775	56,073
Total Convertible Preferred Stock	166,410
Stockholders’ Deficit:
Common stock, $0.0005 par value. Authorized, 345,000,000 shares; issued and outstanding, 43,422,519 shares	22
Additional paid-in capital	33,323
Accumulated deficit	(204,621)
Total Stockholders' Deficit	(171,276)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$71,679

See accompanying notes to consolidated financial statements.

eSilicon Corporation

Consolidated Statement of Operations
(In thousands)

Year Ended March 31,	2019
Revenue:
Product	$89,162
Service	16,224
Licensing	6,773
Total Revenue	112,159
Cost of Revenue:
Product	59,029
Service	9,086
Licensing	29
Total Cost of Revenue	68,144
Gross Margin	44,015

Operating Expenses:
Research and development	56,915
Selling and marketing	6,844
General and administrative	11,673
Impairment of assets	2,387
Other operating income	(5,930)
Total Operating Expenses	71,889
Loss from Operations	(27,874)
Interest income	249
Interest expense	(3,334)
Other income, net	329
Loss Before Income Taxes	(30,630)
Provision for income taxes	(1,811)
Net Loss	(32,441)
Deemed Dividend related to repurchase of Series G-1 Convertible Preferred Stock	868
Net Loss Available to Common Stockholders	$(31,573)

See accompanying notes to consolidated financial statements.

eSilicon Corporation

Consolidated Statement of Convertible Preferred Stock and Stockholders' Deficit
(In thousands, except share data)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances, March 31, 2018	198,588,854	$166,537	43,417,519	$22	$27,589	$(171,439)	(143,828)
Series G-1 convertible preferred stock dividends	787,094	741	-	-	-	(741)	(741)
Deemed dividend on repurchase of Series G-1 convertible preferred stock	(859,517)	(868)	-	-	868	-	868
Issuance of common stock to employees for stock option exercises	-	-	5,000	-	2	-	2
Stock-based compensation	-	-	-	-	4,864	-	4,864
Net loss	-	-	-	-	-	(32,441)	(32,441)
Balances, March 31, 2019	198,516,431	$166,410	43,422,519	$22	$33,323	$(204,621)	$(171,276)

See accompanying notes to consolidated financial statements.

eSilicon Corporation

Consolidated Statement of Cash Flows
(In thousands)

Year Ended March 31,	2019
Cash Flows from Operating Activities:
Net loss	$(32,441)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,007
Stock-based compensation	4,864
Impairment of assets	2,387
Loss on revision of capitalized mask sets	1,246
Changes in fair value of preferred stock warrants liability	(586)
Amortization of debt discount	421
Provision for bad debts	125
Recovery of deferred tax	(90)
Changes in operating assets and liabilities:
Accounts receivable	(3,615)
Inventories	(28)
Unbilled receivables	3,252
Deferred and accrued contract costs	(955)
Prepaid expenses and other current assets	(2,331)
Other assets	1,130
Accounts payable	(583)
Accrued liabilities and other non-current liabilities	232
Deferred research and development reimbursement	(6,072)
Deferred revenues	13,298
Net Cash Used in Operating Activities	(13,739)
Cash Flows from Investing Activities:
Purchases of property and equipment	(3,593)
Net Cash Used in Investing Activities	(3,593)
Cash Flows from Financing Activities:
Payments on term loans	(3,750)
Proceeds from line of credit	6,400
Payments on line of credit	(6,115)
Settlement of acquisition consideration	(1,250)
Proceeds from issuance of common stock for stock option exercises	2
Net Cash Used in Financing Activities	(4,713)
Net Decrease in Cash and Cash Equivalents	(22,045)
Cash and Cash Equivalents, Beginning of Year	37,555
Cash and Cash Equivalents, End of Year	$15,510
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$2,546
Cash paid during the year for taxes	$1,699
Supplemental Disclosures of Cash Flows from Investing Activities:
Property and equipment acquired included in accounts payable (net of unapplied rebates)	$35
Supplemental Disclosures of Cash Flows from Financing Activities:
Deemed dividend on repurchase of Series G-1 convertible preferred stock	$868
Issuance of Series G-1 convertible preferred stock for dividends	$741

See accompanying notes to consolidated financial statements.

eSilicon Corporation

Notes to Consolidated Financial Statements

1.	Description of Business and Summary of Significant Accounting Principles

Description of Business

eSilicon Corporation (the Company) was incorporated in the state of Delaware in November 1999 and commenced operations in January 2000.  The Company is an independent designer and provider of complex application-specific integrated circuit (ASIC) solutions, high-performance intellectual property (IP) solutions, including memories, high performance input/output interfaces, and advanced packaging solutions. The Company offers a collaborative, transparent customer experience using a leading-edge advanced workflow and a knowledge base and optimization toolset to develop and produce semiconductor solutions for the high-bandwidth communications, networking, high-performance computing, artificial intelligence, and 5G infrastructure markets.

The Company’s headquarters is in San Jose, California and has offices in the U.S., China, India, Italy, Malaysia, Romania, Spain and Vietnam.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP) and include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends March 31. References to 2019 refer to the Company’s fiscal year ended March 31, 2019.

Liquidity and Going Concern

As of March 31, 2019, the Company had an accumulated deficit of $204.6 million. From incorporation through March 31, 2019, the Company financed its operations, capital expenditures, and working capital needs through its cash from its operating activities, issuance of convertible preferred stock, and debt financing.

The Company is subject to risks and uncertainties traditionally encountered by companies operating in the semiconductor industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, and the uncertainty of achieving future profitability. Management believes that the Company will be successful in raising additional financing from its stockholders or from other sources of capital funding, in expanding operations, and in gaining market share. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms which are favorable, if at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

eSilicon Corporation

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. Such estimates and assumptions include percentage of completion or proportional performance for revenue arrangements with customers, the valuation of accounts receivable, inventories, goodwill, intangible assets, deferred tax assets and uncertain tax positions, the useful life of fixed assets and assumptions used in the calculation of fair value of common stock, warrant liability, and stock-based compensation expense. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Revenue Recognition

The Company earns revenues from the production of ASIC solutions, custom ASIC design and development solutions, custom IP development solutions, engineering services, IP support and maintenance and IP licensing. Such revenues are presented as follows in the consolidated statements of operations:

Presentation	Revenue Generating Activities

Product	Production of ASIC solutions
Service	Custom ASIC design and development solutions Custom IP development solutions Engineering services IP support and maintenance
Licensing	IP technology licensing Manufacturing rights licensing

The Company recognizes revenues, net of any discounts, when there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured for all arrangements. The delivery criterion for each type of product and service is discussed below.

Production of ASIC solutions. Product revenues are generated from the sale of ASIC products and are recognized, together with the related cost of the product sold, when the related ASIC products are shipped or delivered to the customer. When the Company enters into a contract that includes both a custom ASIC design and development phase and an ASIC production phase, such ASIC production phase is considered a contingent deliverable at the time of entering into the contract, as the Company’s customers only make a purchasing decision for the production of ASIC solutions after the successful completion of the custom ASIC design and development phase. During 2019, ASIC product revenues were $89.2 million.

eSilicon Corporation

Notes to Consolidated Financial Statements

Custom ASIC design and development solutions. The Company performs design and development services of ASICs to a customer’s specifications and recognizes revenues and cost of service revenues using the percentage of completion method, based on the achievement of substantive design and development milestones.

At each reporting date, the Company measures custom ASIC service revenues earned by multiplying the total contract price by the percentage of completion of the contract, less amounts recognized in prior periods. The percentage of completion, which indicates the extent of progress made toward completion of the contract is measured based on milestones that correspond to substantive results of the completed work. Such substantive results are measured using labor hours incurred as a percentage of total estimated labor hours for the contract. If the achievement of a milestone is subject to a customer acceptance, such milestone is not considered achieved until such acceptance is received.

Revenues recognized in excess of billed amounts are recorded as unbilled receivables, and billings in excess of revenues recognized are recorded as deferred revenues.

Cost of custom ASIC service revenues recognized is equal to the estimated cost-to-complete multiplied by the percentage of completion, less amounts recognized in prior periods. At the inception of the contract, and at each reporting date thereafter, the Company estimates the total cost-to-complete of such contract. If the then estimated cost-to-complete exceeds the original contract price, a provision for the entire loss is recorded in cost of service revenues in the period. Any changes in the estimated cost-to-complete are recognized in the period in which such change is made.

Costs incurred relating to revenues that have been deferred are recorded as deferred costs. Cost of revenues in excess of actual costs incurred is recorded as accrued contract costs.

During 2019, custom ASIC design and development services revenues were $12.2 million, and the Company recognized provision for losses of nil. As of March 31, 2019, estimated loss reserves on custom ASIC design and development services were nil.

Custom IP development solutions. The Company performs custom design and development of IP, a software deliverable that involves significant customization to a customer’s specifications for its exclusive use.

Revenues and cost of service revenues from custom IP development services are recognized under the percentage of completion using the same method as described for custom ASIC design and development solutions.

During 2019, custom IP development revenues were $1.1 million, and the Company recognized a provision for losses of nil. As of March 31, 2019, estimated loss reserves on custom IP development services were nil.

Engineering services. Engineering services contracts, such as ASIC prototype services, ASIC packaging services and other ASIC solutions consulting services, are structured on either a fixed-fee or a time-and-materials basis.

Revenue for fixed-fee contracts is recognized under the proportional performance method, upon the achievement of substantive milestones with the associated costs included in cost of service revenues. The Company estimates the proportional performance of the contracts based on an analysis of progress toward completion. If the amount billed under a contract exceeds the amount of revenue recognized, the excess amount is recorded as deferred revenues.

eSilicon Corporation

Notes to Consolidated Financial Statements

Revenue for time-and-materials contracts is recognized as the effort is incurred, with the associated costs included in cost of service revenues. During 2019, engineering services revenues were $1.6 million.

IP support and maintenance. The Company enters into support and maintenance contracts with customers that previously purchased custom IP development services and IP technology. The Company recognizes revenue ratably over the term of the support and maintenance periods which typically range from one to two years. During 2019, IP support and maintenance revenue was $1.3 million.

Licensing. The Company generates licensing revenue from its IP technology, such as high-bandwidth memory, ternary content addressable memory (TCAM), high performance input/output interfaces, and from licensing of its manufacturing rights.

The Company recognizes licensing revenue from off-the-shelf IP technology and manufacturing rights when all of the general revenue recognition criteria are met.

Licensing IP technology contracts may include light engineering development to configure the IP technology to the customer’s needs. The Company retains ownership of the IP technology and can subsequently license such IP technology to other customers. Revenue from such arrangements is recognized under the proportional performance method. The Company estimates the proportional performance of the contracts based on an analysis of progress toward completion. If the amount billed exceeds the amount of revenue recognized, the excess amount is recorded as deferred revenues.

During 2019, IP technology licensing revenues were $6.8 million. The Company did not license any manufacturing rights during 2019.

Collaborative ASIC (CoASIC) Arrangements

The Company enters into joint development arrangements with some of its customers, as collaborators, for the design and development of an ASIC. A CoASIC arrangement has the following characteristics:

●	involves joint operating activities where the parties are both active participants;
●	exposes both participants to significant risks and benefits of the joint operating activities;
●	the Company has the exclusive manufacturing rights to the related ASIC production and retains certain intellectual property generated from these arrangements.

Therefore, all costs related to these arrangements are included in research and development expense.

Any CoASIC funding from the customers as collaborators is considered as payment to defray a portion of the research and development costs. As CoASIC funding becomes due and payable without recourse, it is offset against research and development expense up to the amount of the related research and development costs incurred. If such due and payable CoASIC funding amount billed exceeds the amount of research and development cost incurred, the excess is recorded as deferred research and development reimbursement. During 2019, the Company recorded $13.5 million of the CoASIC funding as an offset against research and development expense. If a CoASIC project is cancelled by a customer and the amount paid without recourse exceeds costs incurred up to termination, the excess funding is accounted for as other operating income. During 2019, income from project terminations was $5.2 million.

eSilicon Corporation

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers investments with original maturities of three months or less from the date of purchase to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not accrue interest. The allowance for doubtful accounts is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to customer past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are stated at the lower of cost or net realizable value which approximates actual cost on the first-in, first-out basis. The Company writes down excess and obsolete inventory based on its age and forecasted demand, generally over a 12-month period. Such forecasted demand estimate takes into consideration the Company’s outlook on uncertain events such as market and economic conditions, technology changes, new product introductions and changes in strategic direction. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives of property and equipment are as follows:

Estimated Useful Lives
Mask sets	2-4 years
Computing hardware	3-5 years
Software	3 years
Furniture and fixtures	5 years
Office equipment	5 years
Leasehold improvements	7 years or lease term, whichever is shorter

eSilicon Corporation

Notes to Consolidated Financial Statements

The Company incurs significant third-party costs for the fabrication of the mask sets necessary for the production of ASICs. Such third-party mask set costs are capitalized as property and equipment and amortized over a period of two to four years, based on the underlying estimated ASIC production period. The Company reassesses the estimated ASIC production period for capitalized mask sets on an annual basis, or on a more frequent basis when appropriate.

If the Company determines, at the time third-party mask set costs are incurred, that (i) the technological feasibility of the ASIC product has not occurred, or (ii) the mask set is not reasonably expected to be used in any ASIC production, or (iii) the commercial feasibility of the ASIC product is uncertain, then the related third-party mask set costs are charged to either research and development for CoASIC arrangements or cost of service revenues for custom ASIC design and development services, in the period in which such costs are incurred.

Capitalized mask set amortization expense from the in-service date to the commercial ASIC production is charged to cost of service revenues for custom ASIC design and development services. Thereafter, upon commercial ASIC production, the amortization expense is included as a component of cost of ASIC product sold.

Upon retirement or sale of a fixed asset, excluding mask sets, the cost of the asset and related accumulated depreciation are removed, and any resulting gain or loss is recorded as a component of other income (expense) in the consolidated statements of operations. Fixed asset repair and maintenance costs are expensed to operations as incurred. An impairment analysis is performed annually or on a more frequent basis when appropriate and write offs are recorded when appropriate.

Mask set layers written off due to mask revisions are expensed to cost of revenue in the consolidated statements of operations. Impairments of mask sets due to cancellation in projects or non-recoverability of the carrying value of the mask due to reductions in projected future revenues are recorded as impairment of assets in operating expenses in the consolidated statements of operations. An impairment analysis is performed annually or on a more frequent basis when appropriate and write offs are recorded when appropriate.

Internal-Use Software Development Costs

The Company capitalizes the costs to develop internal-use software when preliminary development efforts are successfully completed, the Company has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is approximately three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the upgrades.

Impairment of Long-Lived Assets

Long-lived assets include property and equipment and intangible assets. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimates the expected future cash flows from the use of those assets and their eventual disposition (such cash flows undiscounted and without any allocated debt financing charges). If the sum of the expected future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

eSilicon Corporation

Notes to Consolidated Financial Statements

Business Combinations

The Company accounts for business combinations using the purchase method of accounting. The Company allocates the purchase price of business combinations to tangible and intangible assets, including in-process research and development (IPR&D) and liabilities, based on their estimated fair values. Goodwill is measured and recorded as the amount by which the consideration exceeds the fair value of identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. Conversely, if the fair value of identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree exceeds the consideration, a bargain purchase is recorded and the resulting gain is recognized in the consolidated statements of operations. Acquisition-related costs, including advisory, accounting, legal and tax, are expensed in the periods in which such costs are incurred.

Goodwill

Goodwill is tested for impairment on an annual basis in March or when a triggering event occurs that indicates that the fair value of an entity may be below its carrying amount. When a triggering event occurs, the Company will first assess qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company will perform the quantitative test to compare the Company’s fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary. The goodwill impairment loss, if any, represents the excess of the carrying amount of the entity over its fair value.

The Company regularly evaluates its business for potential indicators of impairment of goodwill and intangible assets. The Company’s judgments regarding the existence of impairment indicators were based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment.

Debt Discounts and Prepaid Debt Issuance Costs

Costs incurred in connection with the issuance of a new debt, including the fair value of any warrants concurrently issued, are treated as debt discount and recorded as a reduction to the debt balance. Costs incurred in connection with the modification of existing debt are recorded as prepaid debt issuance costs in the consolidated balance sheets. The Company amortizes debt discount and prepaid debt issuance costs over the term of the related debt using the effective interest method.

When debt is extinguished prior to the maturity date, any remaining associated debt discount or prepaid debt issuance costs are expensed to interest expense in the consolidated statements of operations.

eSilicon Corporation

Notes to Consolidated Financial Statements

Convertible Preferred Stock Warrant Liability

Freestanding convertible preferred stock warrants are classified as warrant liability on the Company’s accompanying consolidated balance sheets. The convertible preferred stock warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income, net. The Company will adjust such warrant liability for changes in fair value until the earlier of, (1) the exercise or expiration of the underlying warrants, or (2) the completion of a liquidity event, including the completion of an initial public offering, at which time all convertible preferred stock warrants will be converted into common stock warrants and the liability will be reclassified to additional paid-in capital.

Convertible Preferred Stock

The Company recorded the convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidity events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidity preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidity preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values to the liquidity preferences will be made only when it becomes probable that such a liquidity event will occur.

Product Warranty

A substantial portion of the Company’s ASIC products are sold with a limited warranty for a period ranging from three to 36 months and with a limited indemnification against third-party IP infringement claims. The accrual and the related expense for known ASIC product warranty issues and third-party IP indemnification claims were not significant during the period presented.

Shipping and Handling Costs

Costs related to shipping and handling are included in cost of product revenues.

Research and Development Costs

Costs related to the Company’s research and development (R&D) activities are expensed as incurred. R&D expense consists primarily of personnel costs for the Company’s R&D activities. R&D expense also includes costs associated with the design and development of the Company’s ASIC and IP solutions, such as third-party mask set costs, third-party prototype wafers cost, third-party computer-aided design tools and software licenses, third-party IP licenses, reference design development, depreciation and amortization, and allocated costs, such as facilities and information technology costs.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $0.2 million in 2019.

eSilicon Corporation

Notes to Consolidated Financial Statements

Income Taxes

The Company provides for deferred income taxes under the asset and liability method. Under this method, deferred tax assets, including those related to tax loss carryforwards and credits, and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets based on a jurisdiction-by-jurisdiction basis, and both positive and negative evidence are assessed to determine whether it is more-likely-than-not that deferred tax assets are recoverable.

On December 22, 2017, the Tax Cuts and Jobs Act (the Act) was enacted, containing significant changes to the U.S. tax law, including lowering the U.S. corporate income tax rate, implementing a territorial tax system, and imposing a one-time tax on deemed repatriation of earnings of foreign subsidiaries. See Note 5 for more information about the impacts of the Act.

Stock-Based Compensation

Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as expense over the requisite service period. The Company recognizes stock-based compensation expense under the straight-line attribution method over the vesting period, which is generally four years for grants to employees.

The Company estimates the fair value of stock option awards at the grant date using the Black-Scholes option pricing model. The Black-Scholes model incorporates various subjective assumptions, including the common stock value and expected future stock price volatility. In developing estimates used to calculate such fair value, the Company establishes the expected term for the majority of employee options based on the simplified method after giving consideration to vesting schedules. Expected volatility is calculated based on the historical volatility of a group of publicly listed comparable companies over the expected term of the option.

Following the adoption of the updated guidance on stock-based compensation effective April 1, 2017, the Company elected to account for forfeitures when they occur. The adoption of this updated guidance did not have a material impact on the Company’s consolidated financial statements.

Fair Value of Financial Instruments

The Company determines fair value measurements used in its consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The three levels of the fair value hierarchy are described below:

•	Level 1: observable inputs such as quoted prices in active markets for identical assets or liabilities;
•	Level 2: inputs other than the quoted prices in active markets that are observable either directly or indirectly; or

eSilicon Corporation

Notes to Consolidated Financial Statements

•	Level 3: unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available and to minimize the use of unobservable inputs when determining fair value.

The following describes the Company’s fair value hierarchy for its financial assets and liabilities (in thousands):

Description	Balance as of March 31, 2019	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Convertible preferred stock warrant liability	$1,913	$-	$-	$1,913
Total liabilities measured at fair value	$1,913	$-	$-	$1,913

The Company used the Black-Scholes option pricing model to determine the fair value of the convertible preferred stock warrants, including the consideration of the fair value of the underlying stock, a risk-free interest rate, expected term and expected volatility. Certain inputs used in the model are unobservable. As a result, the valuation of the warrants is categorized as Level 3. The fair values could change significantly based on future market conditions.

The following table presents the fair value activity for the convertible preferred stock warrant liability (in thousands):

Level 3
Balance at March 31, 2018	$2,499
Changes in fair value of convertible preferred stock warrants	(586)
Balance at March 31, 2019	$1,913

The convertible preferred stock warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income, net in the consolidated statements of operations.

Litigation and Indemnification

From time to time, the Company is a party to litigation and subject to claims that arise in the normal course of business. Significant judgment is required when the Company assesses the likelihood of any adverse judgments or outcomes to a potential claim or legal proceeding, as well as potential ranges of probable losses and when the outcomes of the claims or proceedings are probable and reasonably estimable. Because of uncertainties related to these matters, the Company bases its estimates on the information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates. Any revisions in the estimates of potential liabilities could have a material impact on the Company’s financial position, results of operations or cash flows.

eSilicon Corporation

Notes to Consolidated Financial Statements

The Company enters into agreements with its customers in the ordinary course of business that include standard provisions for indemnifying the customer against third-party IP claims. The agreements generally limit the scope of the available remedies in a variety of customary methods, including, but not limited to, product usage and geography-based limitations, a right to control the defense or settlement of any claim and a right to replace or modify the infringing products to make them non-infringing.

Foreign Currency Transactions

The Company’s foreign subsidiaries’ functional currency is the U.S. dollar. Assets and liabilities denominated in currencies other than U.S. dollars are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for nonmonetary assets and liabilities. Revenues, cost of revenues, and operating expenses are remeasured at the average exchange rates in effect during each reporting period. The Company includes gains and losses from the remeasurement process as well as from foreign currency transactions in the consolidated statements of operations. In 2019, foreign currency transaction gains of $0.3 million were included in other income, net.

Financial Instruments, Concentration of Credit and Other Risks

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, line of credit and term loans. The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying value due to the nature of these instruments and short-term maturities. The Company estimates the fair value of its line of credit and term loans by considering the current rates available to the Company for debt of the same remaining maturities and with similar characteristics, structure and terms.

Fair values of financial instruments. The fair values of the line of credit and long-term debt were as follows (in thousands):

As of March 31, 2019	Carrying Value	Fair Value
Line of credit	$12,040	$12,040
Long-term debt	11,015	11,250

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits cash and cash equivalents with high-quality financial institutions and, at times, balances may exceed federally insured limits. Accounts receivable are typically unsecured and are derived from sales of ASIC and IP solutions. The Company performs ongoing credit evaluations of its customers’ financial condition and has not experienced any material credit losses in the past.

eSilicon Corporation

Notes to Consolidated Financial Statements

Customer concentration. The customer concentrations for the Company as a percentage of total revenues were as follows:

Year Ended March 31,	2019
Customer A	10%
Customer B	15%
Customer C	12%
Customer D	*

The customer concentrations for the Company as a percentage of gross accounts receivable were as follows:

As of March 31,	2019
Customer A	46%
Customer B	*
Customer C	*
Customer D	13%

* less than 10%

Supplier concentration. The Company uses a fabless semiconductor business model and relies on a limited number of suppliers to fabricate, assemble and test its ASIC solutions for its customers. The Company purchases silicon wafers from Taiwan Semiconductor Manufacturing Company Limited (TSMC), its largest foundry partner and largest supplier, which are then shipped to third-party contractors who assemble and test the chips resulting from those wafers. The Company currently does not have any long-term supply contracts with TSMC or any other wafer foundry, or guaranteed access to any other production services provided by its suppliers. As a result, there are numerous risks associated with the Company’s reliance on these suppliers, including the risk that the suppliers may be unable to provide products in sufficient quantities, at reasonable prices or on a timely basis to meet the Company’s needs.

The Company is also dependent on third-party IP which are used for or incorporated into the design and development of its ASIC and IP solutions.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, to replace the existing revenue recognition criteria for contracts with customers and to establish the disclosure requirements for revenue from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Deferral of the Effective Date, to defer the effective date of ASU No. 2014-09 to interim and annual periods beginning after December 15, 2018, with early adoption permitted. In 2016, the FASB issued ASU No. 2016-08, Principal versus Agent Considerations, ASU No. 2016-10, Identifying Performance Obligations and Licensing, ASU No. 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, and ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, to clarify and amend the guidance in ASU No. 2014-09. Adoption of the ASUs is either retrospective to each prior period presented or retrospective with a cumulative adjustment to retained earnings or accumulated deficit as of the adoption date. The Company is currently assessing the impact of the ASUs on its consolidated financial statements.

eSilicon Corporation

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which replaces prior lease guidance (Topic 840.) This guidance establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. The guidance also eliminates today’s real estate-specific provisions for all entities. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Entities have the option to use certain practical expedients. Full retrospective application is prohibited. This ASU is effective for fiscal years beginning after December 15, 2019.  Early adoption is permitted. The Company is currently evaluating the impact of this accounting standards update on its consolidated financial statements. The Company expects that upon adoption, ROU assets and lease liabilities will be recognized in the balance sheet in amounts that will be material.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

2.	Business Combination

On June 30, 2017, the Company entered into an asset purchase agreement with Marvell International Ltd. (MIL) to purchase certain assets and assume certain liabilities of Marvell Italia S.r.l., a wholly-owned subsidiary of MIL, for $4.7 million (the Marvell Asset Purchase). In connection with the Marvell Asset Purchase, the Company also entered into a Technology and Intellectual Property License Agreement with MIL, whereby MIL agreed to transfer and/or license to the Company certain of MIL’s technologies for development into IP products for sub-licensing or for incorporation into the Company’s ASIC products. The purchase is expected to increase the Company’s competitive position with additional engineering resources and more differentiated intellectual property.

The purchase price allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date and the calculation of goodwill were as follows (in thousands):

Tangible assets (mainly property and equipment)	$279
Intangible assets	927
Assumed payroll-related liabilities	(903)
Net assets acquired	303
Net purchase price	4,705
Goodwill	$4,402

eSilicon Corporation

Notes to Consolidated Financial Statements

The purchased intangible assets consist of an intellectual property license and IPR&D. The intellectual property license acquired is being amortized over five years. The IPR&D, on the other hand, is classified as an indefinite-lived intangible asset until the completion of the associated R&D efforts.

Pursuant to the asset purchase agreement, $2.5 million of the purchase price was due and paid on August 31, 2017 and the remaining $2.2 million was due one year from the date of the agreement. In June 2018, the Company entered into an amendment to the asset purchase agreement, which deferred $0.9 million of the purchase price to the second anniversary of the date of purchase. In July 2018, the Company paid $1.3 million pursuant to the amendment to the asset purchase agreement.

3.	Consolidated Balance Sheet Components

Accounts Receivable, net

Accounts receivable, net consist of the following (in thousands):

As of March 31,	2019
Gross accounts receivable	$15,177
Less: allowance for doubtful accounts	(125)
$15,052

Inventories

Inventories consist of the following (in thousands):

As of March 31,	2019
Work-in-process	$6,179
Finished goods	2,927
$9,106

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

As of March 31,	2019
Third party IP licenses	$4,445
Advances to suppliers	1,272
EDA and software licenses	801
Prepaid royalties	382
Software maintenance and support	368
Value added tax	339
Non-trade receivables	29
Other	939
$8,575

eSilicon Corporation

Notes to Consolidated Financial Statements

During 2019, the Company recorded an impairment charge of $1.3 million, as Impairment of Assets in operating expenses in the consolidated statements of operations, for certain third-party IP licenses that were not utilized before the licenses expired.

Property and Equipment, net

Property and equipment, net consist of the following (in thousands):

As of March 31,	2019
Mask sets	$22,386
Software	9,207
Computing hardware	4,252
Furniture, fixtures, and leasehold improvements	2,549
Office equipment	1,621
40,015
Less: accumulated depreciation and amortization	(30,346)
$9,669

As of March 31, 2019, the net carrying value of mask sets was $5.7 million. During 2019, the Company capitalized $2.4 million of mask set costs.

During 2019, the Company recorded a loss on the revision of capitalized mask sets of $1.2 million. There were no impairments recorded for mask sets due to cancellation of projects or non-recoverability of the carrying value of the mask due to reductions in projected future revenues for the underlying ASIC product in 2019.

In 2019, depreciation and amortization expense of property and equipment was $5.8 million.

Deferred Tax and Other Non-Current Assets

Deferred tax and other non-current assets consist of the following (in thousands):

As of March 31,	2019
Security deposits	$626
Prepaid royalties	310
Deferred rent	105
Deferred tax assets	103
Other	135
$1,279

During 2019, the Company recorded an impairment charge of $1.0 million, in operating expense, for certain third-party IP licenses which the Company no longer expects to be able to utilize.

eSilicon Corporation

Notes to Consolidated Financial Statements

Intangible Assets, net

Intangible assets, net consist of the following (in thousands):

		As of March 31, 2019
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Amount
Developed technology	6 years	$2,266	$(2,266)	$-
IPR&D	Indefinite	647	-	647
Customer relationships	6 – 7 years	312	(312)	-
Patents	3 years	250	(250)	-
Total		$3,475	$(2,828)	$647

During 2019, the Company recorded an impairment charge of $0.1 million, for certain intangibles as the carrying amount may no longer be recoverable. In 2019, the total amortization expense for intangible assets was $0.1 million.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

As of March 31,	2019
IP and mask set purchases	$6,060
Compensation	4,305
Customer prepayments	2,162
Royalties	961
Acquisition consideration payable	955
Inventory purchases	495
Contractors fee	440
Other	720
$16,098

4.	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The carrying value of goodwill as of March 31, 2019 was $11.4 million. The Company performed a qualitative and quantitative analysis and determined that the fair value of the entity exceeded the carrying value of the Company’s net assets as of March 31, 2019. There was no impairment recorded on goodwill during the year ended March 31, 2019.

eSilicon Corporation

Notes to Consolidated Financial Statements

5.	Income Taxes

The domestic and foreign components of loss before income tax expense were as follows (in thousands):

Year Ended March 31,	2019
Domestic	$(32,031)
Foreign	1,401
$(30,630)

The provision for income taxes consist of the following (in thousands):

Year Ended March 31,	2019
Current tax provision:
Domestic	$4
Foreign	1,844
Total current	1,848
Deferred tax provision (benefit):
Domestic	-
Foreign	(37)
Total deferred	(37)
Total provision for income taxes	$1,811

The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% for 2019, as follows (in thousands):

Year Ended March 31,	2019
Income tax at statutory rate	$(6,432)
Net operating losses not benefited	5,732
Non-deductible stock-based compensation	741
Foreign tax rate differences	1,475
Foreign income subject to U.S. tax	398
Non-deductible meals and entertainment	17
State taxes, net of federal benefit	3
Other	(123)
$1,811

eSilicon Corporation

Notes to Consolidated Financial Statements

Temporary differences that gave rise to significant portions of the Company’s deferred tax assets and liabilities are as follows (in thousands):

As of March 31,	2019
Deferred tax assets:
Net operating loss carryforwards	$33,213
Credit carryforwards	3,735
Intangible assets	2,651
Stock-based compensation expense	1,892
Accruals and reserves	1,639
Difference in timing of revenue recognition	373
Property and equipment	(32)
Capitalized research costs	123
Other	804
Gross deferred tax assets	44,398
Valuation allowance	(43,625)
Net deferred tax assets	773
Deferred tax liabilities:
Purchased intangibles	(575)
Deferred contract costs	(95)
Total deferred tax liabilities	(670)
Total net deferred tax assets (liabilities)	$103

The Company has classified the net deferred tax assets of $0.1 million as of March 31, 2019, as follows (in thousands):

As of March 31,	2019
Deferred tax assets, non-current	$103
Deferred tax liabilities, non-current	-
$103

As of March 31, 2019, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $149.2 million and $26.2 million, respectively, available to reduce future income subject to income taxes. The federal and state net operating loss carryforwards will begin to expire, if not utilized, in 2022 through 2039. The Company also has foreign net operating losses of approximately $3.7 million that if not utilized will expire in 2023.

eSilicon Corporation

Notes to Consolidated Financial Statements

Based on the available objective evidence, management believes it is more likely than not that the U.S. net deferred tax assets will not be fully realizable. Therefore, management has established a valuation allowance for all U.S. net deferred tax assets, except for immaterial minimum tax credits. The net change in the total valuation allowance in 2019 was as follows (in thousands):

Year Ended March 31,	2019
Balance, beginning of year	$38,050
Increase in valuation allowance	5,575
Balance, end of year	$43,625

As of March 31, 2019, the Company has available for carryover federal foreign tax credits of approximately $2.7 million, which are available to reduce future income taxes. The Company anticipates these credits will expire unused as a result of the Act.

As of March 31, 2019, the Company had available for carryover research and experimental credits for federal and California income tax purposes of approximately $0.9 million and $0.7 million, respectively, which are available to reduce future income taxes. The federal research and experimental tax credits will begin to expire, if not utilized, in 2021. California research and experimental tax credits carry forward indefinitely until utilized.

The Company has not provided for deferred taxes on foreign earnings of approximately $0.4 million as of March 31, 2019, as such earnings are intended to be permanently reinvested. If these earnings were to be repatriated in the future, the Company may be subject to additional U.S. income taxes.

Section 382 of the Internal Revenue Code of 1986 (the Code), as amended, and similar California regulations impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change” as defined in the Code.

Uncertain Tax Positions

The Company applied FASB ASC 740-10-50, Accounting for Uncertainty in Income Tax, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company classifies interest and penalties as a component of income tax expense.

The Company had unrecognized tax benefits of approximately $0.5 million as of March 31, 2019. These unrecognized tax benefits relate to deferred tax assets which are offset by a full valuation allowance after consideration of the reserve. These unrecognized tax benefits, if recognized, would not affect the Company’s effective tax rate. No interest or penalties have been accrued as of March 31, 2019.

eSilicon Corporation

Notes to Consolidated Financial Statements

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance as of March 31, 2018	$452
Current year increase for tax positions of prior year	-
Balance as of March 31, 2019	$452

The Company does not expect any material changes to the estimated amount of liability associated with its uncertain tax positions within the next 12 months. The Company is subject to taxation in the United States and various state and foreign jurisdictions. In the United States, the tax years from 2001 remain open to examination by federal and most state tax authorities due to certain net operating loss and credit carryforward positions. In the various foreign jurisdictions, the number of tax years open to examination by local tax authorities ranges from four to five years beginning in 2011.

6.	Borrowings

SVB Agreement. In May 2010, the Company entered into a loan and security agreement with Silicon Valley Bank (SVB). In March 2019, SVB and the Company entered into an amendment to extend the maturity date of the SVB Agreement to March 15, 2020.

The SVB Agreement provides for a $25.0 million line of credit. As of March 31, 2019, the borrowing capacity under the line of credit was $12.4 million, net of a $2.0 million outstanding standby letter of credit, and outstanding borrowings were $12.0 million. Interest on outstanding balances under the line of credit is calculated on a LIBOR plus a margin and was 5.94% for 2019. The SVB Agreement also allowed the Company to borrow up to $14.0 million of term loans over time.

In connection with the SVB Agreement, the Company granted the lender a continuing security interest in substantially all of its assets, including its intellectual property.

The SVB Agreement contains restrictive covenants, including covenants requiring the Company to maintain a certain financial ratio, and limiting its ability to incur additional debt, pay dividends, make investments and engage in mergers and acquisitions or the sale of its business, without the prior consent of the lender. It also contains usual and customary events of default, such as nonpayment of amounts due, violation of the restrictive covenants, violation of other contractual provisions, or a material adverse change in the Company’s business.

At March 31, 2019, the Company was in compliance with all of its covenants under the SVB Agreement.

RGC Agreement. In July 2017, pursuant to a loan and security agreement with Runway Growth Credit Fund, Inc. (RGC Agreement), a debt venture fund of Runway Growth Capital LLC (RGC), the Company borrowed a total of $15.0 million, in two tranches of $10.0 million in July 2017 and $5.0 million in February 2018, each with a 36-month term, amortizing, and each with interest-only payments for the first 12 months. Interest on outstanding balance is calculated on a LIBOR plus a margin, and was 12.96% for 2019, for both the July 2017 tranche and February 2018 tranche.

eSilicon Corporation

Notes to Consolidated Financial Statements

The RGC Agreement contains restrictive covenants, including covenants requiring the Company to maintain certain level of cash six months forward, and limiting its ability to incur additional debt, pay dividends, make investments and engage in mergers and acquisitions or the sale of its business. It also contains usual and customary events of default, such as payment default, covenant default, or a material adverse change in the Company’s business.

At March 31, 2019, the Company was in compliance with all of its covenants under the RGC Agreement.

Long-term debt consists of the following (in thousands):

As of March 31,	2019
Long-term debt, gross	$11,250
Debt discount	(235)
Net	11,015
Long-term debt, current portion	7,286
Long-term debt, net of current portion	$3,729

The future maturities of the above line of credit and term loans, based on the outstanding principal balance at March 31, 2019, is as follows (in thousands):

Years Ending March 31,	Line of Credit	Term Loans	Total
2020	$12,040	$7,500	$19,540
2021	-	3,750	3,750
Total payments	$12,040	$11,250	$23,290

7.	Commitments and Contingencies

Purchase Commitments

The Company has entered into time-based third-party IP and software license arrangements requiring quarterly payments through 2022. The future minimum payments under these arrangements as of March 31, 2019 were as follows (in thousands):

Years Ending March 31,
2020	$13,488
2021	8,172
2022	1,880
Total payments	$23,540

Standby Letter of Credit

As of March 31, 2019, the Company had one outstanding letter of credit issued under the SVB Agreement, in the amount of $2.0 million, for the benefit of a supplier.

eSilicon Corporation

Notes to Consolidated Financial Statements

Facility Leases

The Company rents facilities under non-cancellable operating leases with terms through 2021. The future minimum payments under these arrangements as of March 31, 2019 are as follows (in thousands):

Years Ending March 31,
2020	$1,324
2021	837
Total payments	$2,161

In 2019, rent expense for all operating leases was $1.6 million.

IT Service Agreement

In September 2015, the Company entered into an IT service agreement with Wipro, LLC, as amended from time to time, for outsourced data center services over a period of five years until October 31, 2020. The future minimum payments under this arrangement as of March 31, 2019 are as follows (in thousands):

Years Ending March 31,
2020	$5,589
2021	3,212
Total payments	$8,801

In 2019, data center service expense related to the agreement was $6.2 million.

8.	Convertible Preferred Stock

On February 12, 2018, the Company restated its certificate of incorporation to increase its total authorized convertible preferred stock to 224,508,377 shares at a par value of $0.0005 per share, 65,841,586 shares of which are designated as Series H convertible preferred stock.

The remainder of this page intentionally left blank.

eSilicon Corporation

Notes to Consolidated Financial Statements

As of March 31, 2019, convertible preferred stock consists of the following (in thousands, except share and per share data):

	As of March 31, 2019
	Year Issued	Issuance Price	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidity Preference Value
Series A	2000	$0.50	10,100,000	10,100,000	$5,050	$5,050
Series B	2001	2.15	8,813,948	8,813,948	18,950	18,950
Series C	2002	0.560088	29,900,000	29,900,000	16,746	16,746
Series D	2003	0.560088	16,856,411	16,856,411	9,443	9,443
Series E-1	2003-2004	0.5949	35,318,487	35,318,487	20,888	21,010
Series F	2005-2011	0.9263	27,641,310	25,987,442	25,254	24,072
Series G-1	2017	1.0100	30,036,635	14,262,914	14,006	14,406
Series H	2018	1.0100	65,841,586	57,277,229	56,073	86,775
			224,508,377	198,516,431	$166,410	$196,452

The rights, preferences and privileges of the Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock of the Company are as follows:

Dividends. Holders of Series A, B, C, D, E-1, F and H convertible preferred stock are entitled to receive annual dividends of $0.04, $0.172, $0.0448, $0.0448, $0.0476, $0.0741 and $0.0808 per share, respectively, prior and in preference to payment of any dividends on the common stock of the Company. Such dividends are payable only when, as and if declared by the board of directors and are not cumulative. Holders of Series G-1 convertible preferred stock are entitled to receive annual dividends of $0.0505 per share prior and in preference to payment of any dividends on Series A, B, C, D, E-1, F and H convertible preferred and common stock of the Company (the Accruing Dividends). The Accruing Dividends are payable whether or not declared by the board of directors, and are cumulative. Such Accruing Dividends shall accrue daily and shall be payable (i) semi-annually on the last business day of the first and third fiscal quarters of the Company, and (ii) on the earlier to occur of (a) the closing of a liquidation event (as defined), and the Company’s first underwritten public offering of its common stock (the Final G-1 Dividend Date). Such Accruing Dividends may be paid in either cash or shares of Series G-1 convertible preferred stock, at the election of the Company, and shall cease to accrue from and after the Final G-1 Dividend Date. In 2019, the Company issued 787,094 shares of Series G-1 convertible preferred stock as stock dividends. As of March 31, 2019, the Company has issued a total of 1,663,441 shares of Series G-1 convertible preferred stock as stock dividends.

Liquidation. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock are entitled to receive, prior and in preference to any distribution to common stockholders, liquidation preferences of $0.50, $2.15, $0.560088, $0.560088, $0.5949, $0.9263, $1.01 and $1.5150 per share, respectively, plus all declared but unpaid dividends for Series A, B, C, D, E-1, F and H convertible preferred stock, and all Accruing Dividends accrued and unpaid and all other declared but unpaid dividends for Series G-1 convertible preferred stock. Series H convertible preferred stock has a liquidation preference senior to Series A, B, C, D, E-1, F and G-1 convertible preferred stock. Series G-1 convertible preferred stock has a liquidation preference senior to Series A, B, C, D, E-1, and F convertible preferred stock. Series F convertible preferred stock has a liquidation preference senior to Series A, B, C, D and E-1 convertible preferred stock. Series E-1 convertible preferred stock has a liquidation preference senior to Series A, B, C and D convertible preferred stock. Series C and D convertible preferred stock have a liquidation preference senior to Series A and B convertible preferred stock. Upon liquidation, any assets and funds of the Company remaining after payment of liquidation preferences to holders of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock are to be distributed on a pro rata basis among the holders of common stock. A reorganization, merger or similar transaction, as described in the Company’s certificate of incorporation, or a sale by the stockholders to a third party of shares representing at least a majority of the voting power, is considered to be a liquidation, dissolution or winding up of the Company, which entitles each holder of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock to receive cash or other property equal to their liquidation preference.

eSilicon Corporation

Notes to Consolidated Financial Statements

After payment of the above preferential amounts, any remaining assets of the Company available for distribution to its stockholders shall be distributed on a pro rata basis among the holders of the then outstanding common stock and Series H convertible preferred stock on an as-converted basis.

Redemption. The convertible preferred stock is not mandatorily redeemable as it does not have a set redemption date or a date after which the shares may be redeemed by the holders. The holders of the convertible preferred stock control a majority of the votes of the board of directors. As such, the decision to redeem the convertible preferred stock is not solely within the control of the Company. Therefore, the Company has classified the convertible preferred stock within temporary or mezzanine equity.

Conversion. Each share of convertible preferred stock is convertible at the option of the holder into one share of common stock. Each share of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock shall automatically convert into common stock either immediately prior to an initial public offering of the Company in which the Company has an implied valuation of at least $275.0 million and with proceeds of at least $30.0 million or upon the written consent of the holders of at least 66 2/3% of the then-outstanding shares of convertible preferred stock acting together on an as- converted basis, and a majority in interest of the Series H convertible preferred stock, provided that if the conversion is to be by written consent, the Series E-1 convertible preferred stock shall not be converted without the written consent of the holders of 60% of the then-outstanding shares of Series E-1 convertible preferred stock, the Series F convertible preferred stock shall not be converted without the written consent of the holders of 60% of the then-outstanding shares of Series F convertible preferred stock, and the Series G-1 convertible preferred stock shall not be converted without the written consent of the holders of at least a majority of the then outstanding shares of Series G-1 convertible preferred stock.

Voting. Each holder of Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock has voting rights equal to the holders of common stock on an as if converted basis.

eSilicon Corporation

Notes to Consolidated Financial Statements

Convertible Preferred and Common Stock Warrants

The following table represents the warrants outstanding at March 31, 2019:

	Date Issued	Exercise Price	Number of Warrants	Expiration Date
Series F	June 29, 2012	$0.9700	412,371	June 29, 2024
Series F	August 10, 2012	0.9263	755,694	August 10, 2024
Series F	December 30, 2013	0.9263	485,803	December 30, 2025
Series H	July 31, 2017	1.01	1,485,148	July 30, 2027
Common	October 6, 2017	0.0005	1,299,122	October 5, 2027
Total			4,438,138

The Company has issued convertible preferred stock warrants in conjunction with various debt instruments. These warrants are detachable, are classified as freestanding warrant liabilities under FASB ASC 480-10, and are measured at fair value on a recurring basis.

Term loan warrants. In June 2012, in connection with the SVB Agreement described in Note 6, the Company issued a warrant to the lender to purchase 412,371 shares of its Series F convertible preferred stock at an exercise price of $0.97 per share. The warrant is exercisable in whole or in part at any time on or before the expiration date, 12 years from the issuance date.

In August 2012, in connection with a debt financing agreement, the Company issued warrants to the two lenders to purchase 377,847 shares each of its Series F convertible preferred stock at an exercise price equal to the lower of $0.9263 per share or the price per share of the next series of preferred stock. The warrant is exercisable in whole or in part at any time on or before the expiration date, 12 years from the issuance date.

In December 2013, in connection a debt financing agreement, the Company issued warrants to the lenders to purchase a total of 485,803 shares of its Series F convertible preferred stock at an exercise price equal to the lower of $0.9263 per share or the price per share of the next series of preferred stock. The warrants are exercisable in whole or in part at any time on or before the expiration date, 12 years from the issuance date.

In July 2017, in connection with the RGC Agreement described in Note 6, the Company issued a warrant to the lender to purchase 1,485,148 shares of its Series H convertible preferred stock at an exercise price $1.01 per share. The warrants are exercisable in whole or in part at any time on or before the expiration date, 10 years from the issuance date.

eSilicon Corporation

Notes to Consolidated Financial Statements

The fair value of the above term loan warrants was estimated using the following assumptions.

	At Issuance Date	As of March 31, 2019
Expected volatility	35%-47%	44%
Expected life in years	7.0-10.0	5.25-8.34
Risk-free interest rate	1.11%-2.45%	2.23%-2.34%
Dividend yield	-	-

Design win warrants. In May 2016, the Company entered into an arrangement with an existing customer (the Customer), whereby each time the Company was awarded a CoASIC development program by this Customer (a Design Win), the Company would issue the Customer a performance-based warrant to purchase its Series G-1 convertible preferred stock (the May 2016 Customer Agreement). The warrant was exercisable in whole or in part on or before the expiration date, 10 years from the issuance date. The number of shares subject to the warrant was based on the forecasted units of ASIC products over a three-year period, from first commercial shipment (the Revenue Period). Vesting of such warrant was earned quarterly based on actual ASIC products purchased by the Customer over the Revenue Period.

In November 2016, pursuant to a Design Win, the Company issued a warrant to the Customer to purchase 4,294,060 shares of its Series G-1 convertible preferred stock at an exercise price of $0.0005 per share (November 2016 Design Win Warrant). In February 2017, pursuant to a Design Win, the Company issued a warrant to the Customer to purchase 860,000 shares of its Series G-1 convertible preferred stock at an exercise price of $0.0005 per share (February 2017 Design Win Warrant). During 2017, the performance condition was not met on either warrant, accordingly, no expense was recognized on such warrants.

In July 2017, the May 2016 Customer Agreement was amended such that any warrant for future CoASIC Design Wins will be fully vested at grant date to purchase common stock, instead of a performance-based warrant to purchase Series G-1 convertible preferred stock. The Company shall have the right, at its option, to repurchase all or a portion of the shares of common stock issued upon exercise of such warrant if the Design Win is not released to production.

In July 2017, the November 2016 Design Win Warrant was cancelled and replaced with a fully vested warrant to purchase 2,700,000 shares of Series G-1 convertible preferred stock of the Company at an exercise price of $0.0005 per share. Further, the February 2017 Design Win Warrant was modified to a fully vested warrant to purchase 860,000 shares of Series G-1 convertible preferred stock of the Company at an exercise price of $0.0005 per share. The Customer exercised both warrants in July 2017, subject to repurchase at the Company’s election if the Design Win is not released to production. The Company determined the fair values of the two warrants replacing the November 2016 and February 2017 Design Win Warrants using the Black-Scholes option pricing model, assuming a fair value for Series G-1 of $0.89 per share, risk-free interest rate of 1.0%, volatility of 35%, no dividends, and a contractual life of zero. The resulting total value of $3.2 million was recorded as R&D expense in the consolidated statements of operations in 2018.

eSilicon Corporation

Notes to Consolidated Financial Statements

In October 2017, pursuant to a Design Win, the Company issued a warrant to the Customer to purchase 1,299,122 shares of its common stock at an exercise price of $0.0005 per share. The Company determined the fair value of the Design Win warrant using the Black-Scholes option pricing model, assuming a fair value for common of $0.56 per share, risk-free interest rate of 2.37%, volatility of 45%, no dividends, and a contractual life of 10 years. The resulting value of $0.7 million was recorded as R&D expense in the consolidated statements of operations in 2018.

In March 2019, pursuant to a Design Win project cancellation, the Company exercised its right to repurchase the 860,000 shares of Series G-1 convertible preferred stock of the Company purchased by the Customer under the February 2017 Design Win Warrant. The Company paid $430 to repurchase the 860,000 shares of Series G-1 convertible preferred stock based on the exercise price of $0.0005. The difference between the carrying value of the repurchased stock of $0.9 million and the fair value of the consideration paid was accounted for as a deemed dividend in 2019.

9.	Stockholders’ Deficit

Common stock

On February 12, 2018, the Company restated its certificate of incorporation to increase its total authorized common stock to 345,000,000 shares at a par value of $0.0005 per share

As of March 31, 2019, the Company had authorized 345,000,000 shares of common stock, of which: (i) 43,422,519 shares were issued and outstanding; (ii) 198,516,431 shares were reserved for issuance upon conversion of the Company’s outstanding Series A, B, C, D, E-1, F, G-1 and H convertible preferred stock; (iii) 59,809,606 shares were reserved for issuance upon exercise of options granted or available for grant under the equity incentive plans described below; and (iv) 4,438,138 shares were reserved for issuance upon exercise of convertible preferred and common stock warrants.

In March 2010, the Company adopted the 2010 Equity Incentive Plan (2010 Plan), which replaced the 2000 Equity Incentive Plan and provides for the issuance of incentive stock options for employees including officers and directors who are also employees of the Company, and nonqualified stock options, restricted stock, restricted stock units and stock appreciation rights, which may be granted to employees, officers, directors and consultants of the Company. The Company had available 11,068,156 shares of common stock for future issuance under the 2010 Plan as of March 31, 2019.

Under the 2010 Plan, incentive stock options may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the board of directors, or the committee appointed by the board of directors to administer the 2010 Plan. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the board of directors.

Options vest at a rate determined by the board of directors and will expire no later than 10 years from the date of grant. Options granted to newly hired employees typically vest over 48 months with 25% vesting after 12 months and 75% vesting ratably over the following 36 months. Grants to existing employees typically vest in equal amounts monthly over a term of 48 months.

eSilicon Corporation

Notes to Consolidated Financial Statements

The 2010 Plan allows for the issuance of restricted common stock upon early exercise of nonvested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option. To date, the Company has not issued any restricted stock, restricted stock units, or stock appreciation rights under the 2010 Plan.

A summary of activity under both plans for 2019 is presented below:

	Shares Available for Future Grant	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Balance, March 31, 2018	10,338,792	49,475,814	$0.89	6.26
Options granted	(6,730,850)	6,730,850	0.36
Options forfeited	7,460,214	(7,460,214)	0.94
Options exercised	-	(5,000)	0.36
Balance, March 31, 2019	11,068,156	48,741,450	0.35	6.01
Vested and expected to vest		48,741,450	0.35	6.01
Options exercisable		34,722,163	$0.36	4.95

The aggregate intrinsic value of options outstanding as of March 31, 2019 was $0.1 million. The aggregate intrinsic value of options vested and expected to vest as of March 31, 2019 was $0.1 million. The intrinsic value of exercisable stock options as of March 31, 2019 was $0.1 million.

The weighted-average grant date fair value of the stock options granted during 2019 was $0.15. The employee stock options exercised during 2019 had aggregate intrinsic values of nil.

The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option-pricing model with the assumptions noted in the following table. Expected volatility was calculated based on the historical volatility of a peer group of publicly traded comparable companies over the expected terms of the option. The expected term of options granted is derived by using the simplified method, as described in SEC Staff Accounting Bulletin No. 107, Share-Based Payment. Under the simplified method, the expected term is equal to the average of the stock-based award’s vesting period and its contractual term. The Company expects to continue using the simplified method until sufficient information is available. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield is set at 0% as the Company does not expect to pay dividends during the term of the option, and historically has not paid any dividends to the holders of common stock. Following the adoption of the updated guidance on stock-based compensation effective April 1, 2017, the Company elected to account for forfeitures when they occur. The assumptions used to value options granted were as follows:

Year Ended March 31,	2019
Expected volatility	42%
Expected life in years	6.0
Risk-free interest rate	2.92%
Dividend yield	-

eSilicon Corporation

Notes to Consolidated Financial Statements

As of March 31, 2019, there was approximately $4.0 million of total unrecognized compensation cost related to stock-based payments granted under the Company’s stock-based compensation plans that will be recognized over a remaining weighted-average period of approximately 2.09 years.

On August 29, 2018, Company’s board of directors approved the repricing of all outstanding stock options held by current employees, directors of the board and certain terminated employees who were in their post termination exercise period, with an exercise price above $0.36 per share, to a new exercise price of $0.36 per share. Except for the change in exercise price, the repriced options have the same terms and conditions as the original options, including the contractual terms, vesting start date and vesting schedule. The Company recorded $2.0 million of stock-based compensation expense for vested shares and an additional $1.0 million will be recognized over the vesting period for unvested shares.

Stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

Year Ended March 31,	2019
Research and development	$1,820
Selling and marketing	498
General and administrative	2,546
Total stock-based compensation	$4,864

10.	Related-Party Transactions and Balances

One member of the Company’s board of directors is also a member of one of the Company customers’ board of directors. The director owns more than 5% of the Company’s outstanding stock. For 2019, the Company’s total revenues from the customer were nil. As of March 31, 2019, the outstanding accounts receivable balance from the customer was nil.

In May 2016, pursuant to the Company’s Series G-1 convertible preferred stock financing, two of the Company’s existing customers participated in the preferred stock financing. During 2019, the Company’s total revenues from the first customer were $3.3 million. As of March 31, 2019, the outstanding accounts receivable balance from this first customer was $0.2 million. As of March 31, 2019, total advances from this first customer, as a collaborator, were $0.4 million. During 2019, the Company’s total revenues and outstanding accounts receivable balance from the second customer were nil. During 2019, the Company purchased from the second customer, also a supplier, certain IP licenses amounting to $4.2 million. As of March 31, 2019, the outstanding accounts payable balance to the second customer was $1.7 million.

As of March 31, 2019, the founder and CEO of RGC, has an ownership interest of less than 10% in the Company’s outstanding stock and is a member of the Company’s board of directors.

The Company purchased certain IP licenses from a supplier, also an investor, for a total contract price of $5.5 million in 2018. As of March 31, 2019, the outstanding accounts payable balance to this supplier was $2.8 million.

eSilicon Corporation

Notes to Consolidated Financial Statements

11.	Subsequent Events

The Company has evaluated subsequent events through October 9, 2019, the date on which these consolidated financial statements were issued and has determined that the following subsequent events are reportable other than those disclosed elsewhere in the consolidated financial statements.

Convertible Preferred Stock Issuance

On June 18, 2019, the Company restated its certificate of incorporation to increase its total authorized convertible preferred stock to 230,666,791 shares at a par value of $0.0005 per share, 72,000,000 shares of which are designated as Series H convertible preferred stock.

At various dates in June 2019, the Company issued an additional 7,715,079 shares of Series H convertible preferred stock in connection with the Series H convertible preferred stock financing for total gross proceeds of $7.8 million, at a price per share of $1.01.

Borrowings

RGC Agreement. In June 2019, pursuant to an amendment to the RGC Agreement (RGC Amendment), the Company borrowed an additional $10.0 million, due June 15, 2020, amortizing, with interest-only payments for the first six months. Interest on outstanding balance is calculated on a LIBOR plus a margin.

The RCG Amendment also provides for a revolving line of credit, up to $12.0 million, which is due and payable on June 15, 2020. Interest on the outstanding balance is due monthly and is calculated on a LIBOR plus a margin. In June 2019, the Company borrowed $11.0 million against the line of credit.

In addition to the restrictive covenants in the RGC Agreement, the RGC Amendment contains a new covenant that the Company shall enter into a definitive agreement to be acquired no later than July 31, 2019. The Company did not enter into a definitive agreement to be acquired by July 31, 2019 and RGC provided a Notice of Event of Default and Reservation of Rights which stated they were not taking action to enforce their rights under the RGC Agreement but specifically reserved the right to exercise their rights. As of issuance of the financial statements, RGC has not exercised their rights.

In connection with the RGC Amendment, the Company issued a warrant to the lender to purchase 990,099 shares of its Series H convertible preferred stock at an exercise price $1.01 per share. The warrants are exercisable in whole or in part at any time on or before the expiration date, 10 years from the issuance date.

SVB Agreement. In connection with the RGC Amendment, the Company terminated the SVB Agreement in June 2019, and paid all outstanding amounts due, as well as the applicable early termination fee of $0.3 million.